Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made as of June 19, 2015 by and between SUNSHINE HEART, INC., a Delaware corporation, having a principal place of business at 12988 Valley View Road, Eden Prairie, MN 55344 (the “Company”) and KIMBERLY A. OLESON whose address is 1049 Lois Drive, Shoreview, MN 55126 (“Employee”).

BACKGROUND

Employee has been employed by the Company as its Senior Vice President of Clinical Affairs since April 28, 2014.

The Company and Employee (collectively, the “Parties” and each, without distinction, a “Party”) have mutually agreed to end their existing employment relationship on the terms set forth herein.

NOW, THEREFORE, in consideration of this Agreement and the mutual promises set forth herein, the Parties hereby agree as follows:

TERMS AND CONDITIONS

ARTICLE 1
EMPLOYMENT SEPARATION, PAYMENTS AND RESIGNATION

1.1          SEPARATION OF EMPLOYMENT.  Employee’s employment with the Company shall end as of June 19, 2015 (the “Separation Date”).  Effective as of the Separation Date, Employee resigns from every office of the Company held by Employee.  Until the Separation Date, the Company shall continue to pay Employee her salary in accordance with its standard payroll procedures, less deductions required or authorized by law (including any applicable 401(k) deductions).  The Company will also pay Employee for 28.0 hours of accrued, unused vacation and paid time off on the first regularly scheduled payroll period following the Separation Date, which resolves the Parties’ dispute about the amount of vacation and paid time off owed to her.  Employee will receive the foregoing payments regardless of whether she signs this Agreement.  The Company will not issue a press release with respect to Employee’s separation from the Company.  The Company will file a required Form 8-K with the United States Securities and Exchange Commission using the form attached as Exhibit A. In the event the Company communicates Employee’s separation from the Company to its employees, the Company will only state that the Employee has resigned her employment effective June 19, 2015.

1.2          SEPARATION CONSIDERATION.  Provided this Agreement becomes effective in accordance with Section 2.2 hereof, as consideration for Employee’s agreements and releases set forth herein, and recognizing that without execution of this Agreement, Employee would not be entitled to any additional compensation beyond wages due, the Company agrees to provide Employee with the following benefits after the Separation Date:

A.            the Company agrees to pay Employee a one-time, lump sum amount of $350,000, subject to tax withholding and payable in accordance with the Company’s standard payroll practices on the first payroll date after this Agreement becomes effective in accordance with Section 2.2;

B.            the Company agrees to pay Employee a one-time, lump sum payment in the amount of $5,936.40 for the payment of the premiums for the continuation of Employee’s health insurance coverage under the federal COBRA law, which will be paid on the first payroll date after this Agreement becomes effective in accordance with Section 2.2; and

C.            the Company will cooperate with Employee with respect to the transfer of Employee’s shareholder accounts from American Stock Transfer & Trust Co. LLC to an external provider.

1.3          EXPENSE REIMBURSEMENT.  Employee will submit her final documented employee expense reimbursement statement reflecting all business expenses incurred by Employee through the Separation Date, if any, to the Company within thirty (30) days of the Separation Date.  The Company will reimburse Employee for these expenses pursuant to its regular business practice, regardless of whether Employee signs this Agreement.

1.4          CONFLICT WITH OTHER AGREEMENTS.  In the event of any conflict between this Agreement and that certain offer letter describing Employee’s employment terms dated March 27, 2014 between the Company and Employee (the “Offer Letter”), this Agreement shall control.  In the event of any conflict between this Agreement and that certain Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement dated April 7, 2014 between the Company and Employee (the “Invention Assignment Agreement”), the Invention Assignment Agreement shall control.  In the event of any conflict between this Agreement and that certain Change in Control Agreement dated April 28, 2014 between the Company and Employee (the “Change in Control Agreement”), the Change in Control Agreement shall control.

1.5          ACKNOWLEDGEMENT.  Except as provided in this Article 1, the Parties acknowledge and agree that Employee is not, and shall not after the Separation Date, be eligible for any additional payment by the Company of any bonus, salary, vacation pay, retirement pension, severance pay, back pay, or other remuneration or compensation of any kind in respect of employment by the Company.  Employee hereby confirms to the Company that Exhibit 1 to the Invention Assignment Agreement contains a complete list of all Inventions (as defined in the Invention Assignment Agreement) or improvements to which Employee claims ownership and desires to remove from the operation of the Inventions Assignment Agreement.  Employee further agrees that the Invention Assignment Agreement remains in full force and effect and Employee hereby reaffirms her obligations arising under the terms of the Invention Assignment Agreement.  Employee agrees to return to the Company all Company Documents and Materials (as defined in the Invention Assignment Agreement and without retaining copies thereof), apparatus, equipment and other physical property in Employee’s possession within two (2) days of the Separation Date and in the manner directed by the Chairman of the Company’s Board of Directors (the “Board”).

1.6          COOPERATION AND ASSISTANCE.  Following the Separation Date, Employee agrees to furnish such information to the Company as may be reasonably required by the Company in connection with any issues or matters of which Employee had knowledge during her employment with the Company; provided that this Section shall only apply with respect to reasonable requests for cooperation that are directed to Employee from the Chief Executive Officer of the Company.  In addition, Employee shall make herself reasonably available to assist the Company in matters relating to the transition of her prior duties to other employees of the Company (including her successor), as may be reasonably requested by the Company through its Chief Executive Officer.  For requests for cooperation or assistance made in accordance with the foregoing, the Company shall (A) pay Employee a rate of $350 per hour for every hour or partial hour of assistance, and (B) reimburse Employee for the reasonable documented out-of-pocket expenses incurred by her in providing such cooperation and assistance; provided that any such expense exceeding Five Hundred Dollars ($500.00) shall require the advance consent of the Chief Executive Officer.  Any services rendered by Employee pursuant to this Section 1.6 shall be governed by the applicable terms and conditions of the Invention Assignment Agreement.  Employee shall promptly deliver to Mr. Dave Rosa via email to Dave.Rosa@sunshineheart.com all correspondence and any inquires that Employee receives (including the contents of any telephone calls or emails received by Employee) from any third party concerning the Company; provided that the forwarding of such correspondence and inquiries shall not be subject to the hourly compensation set forth above.

1.7          CLAIMS AGAINST THE COMPANY.  Subject to the provisions of Section 1.6, above with respect to payment to Employee of $350 per hour for every hour or partial hour for requests for assistance from the Company’s Chief Executive Officer, and with the understanding that Employee’s cooperation obligations hereunder are consistent with Employee telling the truth, Employee agrees to cooperate with the Company in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party.  Further, to the fullest extent permitted by law, Employee will not cooperate with or assist any person or entity asserting or investigating a claim against the Company unless required to do so by a lawfully issued subpoena, by court order or as expressly provided by regulation or statute.  If Employee is served with a subpoena or is required by court order or otherwise to testify or produce documents in any type of proceeding involving the Company, she shall immediately advise the Company of same and cooperate with the Company in objecting to such request and/or seeking confidentiality protections.

ARTICLE 2
RELEASE AND NON-DISPARAGEMENT

2.1          EMPLOYEE RELEASE OF CLAIMS.  In consideration for the separation consideration set forth in this Agreement, Employee, on behalf of herself, her heirs, executors, legal representatives, spouse and assigns, hereby fully and forever releases the Company and its respective past and present officers, directors, employees, investors, stockholders, administrators, subsidiaries, affiliates, predecessor and successor corporations and assigns, attorneys and insurers (the “Company’s Released Parties”) of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred through the date that Employee signs this Agreement, including, without limitation, any and all claims:

A.            which arise out of, result from, or occurred in connection with Employee’s employment by the Company or any of its affiliated entities, the termination of that employment relationship, any events occurring in the course of that employment, or any events occurring prior to the execution of this Agreement;

B.            for wrongful discharge, discrimination, harassment and/or retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; slander, libel or invasion of privacy; violation of public policy; fraud, misrepresentation or conspiracy; and false imprisonment;

C.            for a violation of any federal, state or municipal statute, regulation or ordinance relating to employment, including, without limitation, (1) Title VII of the Civil Rights Act of 1964, as amended, (2) the Civil Rights Act of 1866, as amended, (3) the Civil Rights Act of 1991, as amended, (4) the Employee Retirement and Income Security Act of 1974, as amended, (5) the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), including without limitation, the Older Workers’ Benefit Protection Act, as amended (“OWBPA”), (6) the OWBPA, (7) the Americans with Disabilities Act of 1990, as amended, (8) the Minnesota Human Rights Act, as amended (the “MHRA”), (9) the Minnesota Equal Pay for Equal Work Law, as amended, (10) the Minnesota healthcare worker whistleblower protection laws, (11) the Minnesota family leave law, (12) the Minnesota personnel record access statutes; (13) the Minnesota Whistleblower Act; and (14) the Sarbanes-Oxley Act;

D.            for back pay or other unpaid compensation;

E.            relating to equity of the Company; and/or

F.            for attorneys’ fees and costs.

To the fullest extent permitted by law, Employee will not take any action that is contrary to the promises she has made in this Agreement.  Employee represents that she has not filed any lawsuit, arbitration, or other claim against any of the Company’s Released Parties, and she agrees not to file or initiate any administrative, regulatory or judicial proceeding against the Company’s Released Parties.  Employee further agrees she shall not receive any monetary damages, recovery and/or relief of any type related to any released claim(s), whether pursued by Employee or any governmental agency, other person or group.  Employee hereby agrees that the release set forth in this Agreement shall be and remain in effect in all respects as a complete general release as to the matters released.  Nothing in the foregoing shall prevent Employee from commencing an action or proceeding to enforce Employee’s rights arising under this Agreement or a claim for indemnification to which Employee is entitled as a current or former officer of the Company, or inclusion as a beneficiary of any insurance policy related to Employee’s service in such capacity.

2.2          ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA AND MHRA.  Employee acknowledges that she is waiving and releasing any rights she may have under the OWBPA, the ADEA and the MHRA, and that this waiver and release is knowing and voluntary.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that she has been advised by this writing that: (A) she should consult with an attorney prior to executing this Agreement; (B) she has at least twenty-one (21) days within which to consider this

Agreement and that if she signed this Agreement before expiration of that twenty-one (21) calendar day period, she did so knowingly and voluntarily and with the intent of waiving her right to utilize the full twenty-one (21) calendar day consideration period; (C) she has the right to revoke her release of claims, insofar as it extends to potential claims arising under the ADEA, by informing the Company of such revocation within seven (7) calendar days following her execution of this Agreement; and (D) she has the right to rescind her release of claims, insofar as it extends to potential claims arising under the MHRA, by informing the Company of such rescission within fifteen (15) calendar days following Employee’s execution of this Agreement.  Employee further understands that these revocation and rescission periods shall run concurrently, and that this Agreement is not effective until the fifteen (15) day rescission period (the “Revocation Period”) has expired.  Communication of any such revocation by Employee to the Company shall be provided in writing and mailed by certified or registered mail with return receipt requested and addressed to the Company at its principal corporate offices to the attention of its Chairman of the Board.

2.3          NO ADMISSION OF LIABILITY.  Neither this Agreement nor any statement contained herein shall be deemed to constitute an admission of liability on the part of the parties herein released.  This Agreement’s execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement or the Offer Letter.

2.4          NON-DISPARAGEMENT.  The Parties agree as follows:

A.            Employee covenants and agrees that she shall not make or cause to be made any statements, observations, or opinions, or communicate any information (whether in written or oral form), that defame, slander or are likely in any way to harm the reputation of any of the Company’s Released Parties or tortiously interfere with any of the Company’s Released Parties’ respective business relationships; provided that the foregoing obligation does not prohibit Employee from providing truthful testimony in response to a judicial or administrative subpoena or court order or for disclosing information as required by law.  Employee understands and agrees that the Company’s Released Parties could not be reasonably or adequately compensated in damages in an action at law for breach of Employee’s obligations under this Section 2.3.  Accordingly, Employee specifically agrees that the Company’s Released Parties shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this Section 2.3.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company’s Released Parties to claim and recover damages or other remedies in addition to equitable relief.

B.            The Company covenants that it shall not, through its Chief Executive Officer, his direct reports, the members of the Board or any Company-authorized communication, make or cause to be made any statements, observations, or opinions, or communicate any information (whether in written or oral form), that defame, slander or are likely in any way to harm the reputation of Employee or tortiously interfere with any of the Employee’s business relationships; provided that the foregoing obligation does not prohibit the Company or the identified individuals from providing truthful testimony in response to a judicial or administrative subpoena or court order or for disclosing information as required by law.  The Company understands and agrees that Employee could not be reasonably or adequately compensated in damages in an action at law for breach of the Company’s obligations under this Section 2.3.  Accordingly, the Company specifically agrees that Employee shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this Section 2.3.  This provision with respect to injunctive relief shall not, however, diminish the right of Employee to claim and recover damages or other remedies in addition to equitable relief.

C.            The Company will not code or document Employee’s termination of employment as an involuntary termination in her personnel file or HRIS systems.  All external requests for job references regarding Employee shall be directed to the Company’s Director of Human Resources, who will provide the only response on behalf of the Company.  The Company’s response to such inquiries will be limited to providing Employee’s dates of employment and the title of the position she held as of the Separation Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1          REPRESENTATIONS AND WARRANTIES OF EMPLOYEE.  Employee warrants and represents to the Company that she:

A.            has been advised to consult with legal counsel in entering into this Agreement;

B.            has entirely read this Agreement;

C.            has voluntarily executed this Agreement without any duress or undue influence and with the full intent of releasing all claims;

D.            has received no promise, inducement or agreement not herein expressed with respect to this Agreement or the terms of this Agreement;

E.            is the only person who is or may be entitled to receive or share in any damages or compensation on account of or arising out of her relationship with, or providing services to, the Company or any of its affiliated entities, the termination of that relationship or services, any actions taken in the course of that relationship or services, and any events related to that relationship or services or occurring prior to the execution of this Agreement;

F.            understands and agrees that in the event any injury, loss, or damage has been sustained by her which is not now known or suspected, or in the event that the losses or damage now known or suspected have present or future consequences not now known or suspected, this Agreement shall nevertheless constitute a full and final release as to the parties herein released, and that this Agreement shall apply to all such unknown or unsuspected injuries, losses, damages or consequences; and

G.            expressly acknowledges that her entry into this Agreement is in exchange for consideration in addition to anything of value to which she is already entitled.

3.2          AUTHORITY.  Employee represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement.  Employee warrants and represents that she has not assigned any claim released under this Agreement, and there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

3.3          NO OTHER REPRESENTATIONS.  Neither Party has relied upon any representations or statements made by the other Party which are not specifically set forth herein.

ARTICLE 4
MISCELLANEOUS

4.1          SEVERABILITY.  Should any provision of this Agreement be declared or be determined by any arbitrator or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

4.2          ENTIRE AGREEMENT.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and her compensation by the Company, provided, however, that this Agreement does not supersede or modify the Invention Assignment Agreement, or the Change in Control Agreement which shall remain in full force and effect.  This Agreement may only be amended by a writing signed by Employee and the Company.

4.3          ASSIGNMENT.  This Agreement may not be assigned by Employee without the prior written consent of the Company.  The Company may assign this Agreement without Employee’s consent in connection with a merger or sale of its assets and/or to a corporation controlling, controlled by or under common control with the Company.  This Agreement shall inure to the benefit of, and be binding upon, each Party’s respective heirs, legal representatives, successors and assigns.

4.4          GOVERNING LAW; CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its principles of conflicts of laws.  Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement, and consents to the laying of venue in such courts.  EACH OF THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.  In addition, should it become necessary for either Party to seek to enforce any of the covenants contained in this Agreement through any legal, administrative or alternative dispute resolution proceeding, the non-prevailing party shall be required to pay the prevailing party’s reasonable expenses (legal costs, attorneys’ fee and otherwise) related thereto.

4.5          COUNTERPARTS/ FACSIMILE SIGNATURE.  This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Signatures of the Parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.

SIGNATURES ON THE FOLLOWING PAGE

The Parties have executed this Separation and Release Agreement as of the date set forth below.

SUNSHINE HEART, INC.

By:	/s/ Dave Rosa	/s/ Kimberly A. Oleson
Name:	Dave Rosa	KIMBERLY A. OLESON
Title:	CEO
		Date:	June 19, 2015

ELECTION TO EXECUTE PRIOR TO EXPIRATION OF
TWENTY-ONE DAY CONSIDERATION PERIOD
(To be signed only if Separation and Release Agreement is signed prior to expiration of 21 days after it is presented to Employee)

I understand that I have up to twenty-one (21) days within which to consider and execute the foregoing Separation and Release Agreement.  However, after having had sufficient time to consider the matter and to consult with counsel, I have freely and voluntarily elected to execute the Separation and Release Agreement before the twenty-one (21) day period has expired.

/s/ Kimberly A. Oleson
KIMBERLY A. OLESON

Date:	June 19, 2015

EXHIBIT A — FORM OF 8-K FILING

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015

SUNSHINE HEART, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35312 (Commission File Number)	68-0533453 (IRS Employer Identification No.)

12988 Valley View Road

Eden Prairie, Minnesota  55344

(Address of principal executive offices)  (Zip Code)

(952) 345-4200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In a separation and release agreement dated June 19, 2015, Sunshine Heart, Inc. (the “Company”) and Kimberly A. Oleson, the Company’s Senior Vice President of Clinical Affairs, agreed upon terms relating to Ms. Oleson’s separation from the Company, which was effective June 19, 2015.  Ms. Oleson agreed to a full release of claims and other terms.  In exchange, the Company agreed, among other things, to pay Ms. Oleson a one-time, lump sum amount of $350,000, as well as $5,936.40 for Ms. Oleson’s COBRA continuation coverage.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June [ ], 2015		SUNSHINE HEART, INC.

	By:	/S/ CLAUDIA DRAYTON
	Name:	Claudia Drayton
	Title:	Chief Financial Officer